Exhibit (a)(4)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
THE MILLS CORPORATION
at
$25.25 Net Per Share
by
SPG-FCM VENTURES, LLC,
an indirect subsidiary of
SIMON PROPERTY GROUP, INC.
and certain funds managed by
FARALLON CAPITAL MANAGEMENT, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, MARCH 28, 2007, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

SPG-FCM Ventures, LLC, a Delaware limited liability company (including any successor, the “Purchaser”), which is indirectly jointly owned by Simon Property Group, Inc. and certain funds managed by Farallon Capital Management, L.L.C., is making an offer to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The Mills Corporation, a Delaware corporation (the “Company”) at a price per Share of $25.25 net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 1, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

1.                Offer to Purchase, dated March 1, 2007;

2.                Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.                Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), by the expiration of the Offer;

4.     Letter to Stockholders of The Mills Corporation from Mark S. Ordan, Chief Executive Officer and President of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

5.                A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.                Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7.                Return envelope addressed to the Depositary.

We urge you to contact your clients as promptly as possible. Please note that the Offer expires at 12:00 Midnight, New York City time, at the end of Wednesday, March 28, 2007, unless the Offer is extended. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 29, 2007 (except during any extension of the Offer). During any extension of the Offer (the “Subsequent

Offering Period”), (i) no withdrawal rights will apply to Shares tendered during the Subsequent Offering Period and (ii) no withdrawal rights will apply to Shares that were tendered in the Offer prior to the Subsequent Offering Period and accepted for payment.

The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares that, together with all other Shares owned by Simon and Farallon (but excluding certain Shares subject to option agreements as described in the Offer to Purchase), represents a majority of the total number of outstanding Shares on a fully diluted basis; as well as various other conditions described in the Offer to Purchase.

The Offer is made in connection with the Agreement and Plan of Merger, dated as of February 12, 2007, by and among Purchaser, SPG FCM Acquisition, Inc., SPG FCM Acquisition, L.P., the Company and The Mills Limited Partnership, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, SPG FCM Acquisition, Inc., will be merged with and into the Company and the Company will be the surviving company.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, at the end of March 28, 2007. Holders of Shares whose certificates for such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the expiration of the Offer must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Innisfree M&A Incorporated (the “Information Agent”), and the Depositary) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
SPG-FCM Ventures, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.